CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made and entered into as of November [ ● ], 2018, by and between [ ● ] (“Employee”) and Fusion Connect, Inc., a Delaware corporation (“Parent”). As used in this Agreement, any reference to the “Company” means Parent and all existing and future Subsidiaries of the Company and any division of any of them, as well as any of their respective successors and permitted assigns.

Section 1. Recitals.

A. It is expected that the Company will, from time to time, consider the possibility of being acquired by another entity, or that a Change in Control (as defined) may otherwise occur with the approval of Parent’s Board of Directors (the “Board”). Parent recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. Parent has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.

B. Parent believes that it is in the best interests of the Company to provide Employee with an incentive to continue his or her employment with the Company and to motivate Employee to maximize the value of the Company upon a Change in Control.

C. Parent believes that it is imperative to provide Employee with certain benefits under certain circumstances in connection with a Change in Control, which benefits are intended to provide Employee with financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

Section 2. Agreement. In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

A. Term of Agreement. This Agreement shall be effective as of the date specified above and shall terminate upon the earlier of: (a) the termination of Employee’s employment for any reason or no reason prior to, and not in connection with, a Change in Control; or (b) the date that all obligations of the parties with respect to this Agreement have been satisfied. Notwithstanding the foregoing, in the event a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of: (i) seven (7) months beyond the month in which such Change in Control occurred; and (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Employee.

B.  At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason or no reason, including, without limitation, any termination prior to, and not in connection with, a Change in Control, Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with applicable law and the terms of the Company’s established employee plans and written policies at the time of termination.

C. Separation Benefits Upon Certain Events Following Change in Control. If Employee’s employment is terminated (an “Involuntary Termination”) without Cause (as defined below) within sixty (60) days prior to a Change in Control or during the six (6) month period following a Change in Control (the “Protected Period”), Employee shall be entitled to the following separation benefits:

1. Stock Options and Restricted Stock. The terms of Parent’s 2016 Equity Incentive Plan and 2008 Stock Incentive Plan, and the terms of any agreement with respect to stock options, restricted stock or other equity compensation held by Employee shall govern such equity compensation and are incorporated herein by reference.

2. Severance Payments.

(A) Employee shall be entitled to receive an amount (the “Release Amount”) equal to ten percent (10%) of the Aggregate Separation Payment (as defined in Section 3(A) below). Subject to Section 2(E), the Release Amount will be paid on the next business day following the Release Deadline (as defined in Section 2(E) below) in a lump sum.

(B) Employee shall be entitled to receive an amount (the “Severance Amount”) equal to ninety percent (90%) of the Aggregate Separation Payment, such amount to be paid in six (6) equal monthly installments. Subject to Section 2(D), the first installment will be paid on the next business day following the Release Deadline and the remaining payments will begin on the first business day of the month following the month in which the Release Deadline occurs.

(C) All payments shall be subject to applicable taxes, and shall be capped at an amount such that the aggregate present value of all “parachute payments” (computed as of the date of the Change in Control) does not exceed 2.99 times Employee's ”base amount” determined for purposes of Internal Revenue Service Code Section 280G.

(D) Notwithstanding anything to the contrary contained herein, the Company's obligations to make any payments to Employee pursuant to Section 2(C)(2)(B) above shall immediately cease without any required notice or further action on the Company's part if at any time Employee engages in a Conflicting Activity (as defined in Section 3(F) below) following his or her termination of employment with the Company.

3. COBRA Continuation Coverage. Employee’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for his or her eligible dependents) will end on the last day of the month in which his or her employment terminates. Employee and his or her eligible dependents may then be eligible to elect temporary continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee and his or her eligible dependents will be provided with a COBRA election form and notice which describe his or her rights to continuation coverage under COBRA. If Employee is eligible for severance benefits under this Agreement at the time of the termination of employment, then the Company will cover the cost of Employee’s COBRA coverage for a period of six (6) months. After the end of such six (6) month period, Employee (and, if applicable, his or her eligible dependents) may continue COBRA coverage at his or her, or their, own expense in accordance with COBRA [Include for California employees only -- (or CalCOBRA)]. No provision of this Agreement will affect the continuation coverage rules under COBRA. Therefore, the period during which Employee must elect to continue the Company's group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to him or her, and all his or her other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this Agreement. Any such election is Employee’s responsibility, not the Company’s.

D. Other Terminations. Employee shall not be entitled to receive any benefits under this Agreement in the event Employee’s employment terminates: (1) for any reason other than those described in Section 2(C); (2) more than sixty (60) days prior to, and not in connection with, the occurrence of a Change in Control; (3) for Cause; or (4) after the Protected Period.

E. Execution of Release of Claims. As a condition precedent to any Company obligation to Employee pursuant to this Agreement, including but not limited to Section 2(C), Employee shall, prior to the sixtieth (60th) day following his or her last day of employment with the Company (the “Release Deadline”), provide the Company with a valid, executed general release agreement in the form attached hereto as Exhibit A, and such release agreement shall have not been revoked by Employee pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to Employee unless the general release agreement contemplated by this section becomes irrevocable in accordance with all applicable laws, rules and regulations prior to the Release Deadline.

F. Section 409A. This section is intended to help ensure that compensation paid or delivered to Employee pursuant to this Agreement is exempt from Section 409A of the Code (“Section 409A”). It includes provisions intended to exempt some amounts which may be paid or provided under this Agreement. However, the Company does not warrant to Employee that all compensation paid or delivered to Employee for services will be exempt from, or paid in compliance with, Section 409A. Employee understands and agrees that he or she bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for services on a basis contrary to the provisions of Section 409A or comparable provisions of applicable state or local income tax laws. Notwithstanding any other provision of this Agreement, any payment hereunder that is subject to Section 409A(a)(2)(B)(i) of the Code shall not be made before the date that is six (6) months after the date of Employee's separation from service. To the extent that this Agreement or any plan, program or award of the Company in which Employee participates or which has been or is granted by the Company to Employee, as applicable, is subject to Section 409A, the Company and Employee agree that the terms and conditions of this Agreement and such other plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to avoid the imputation of any tax, penalty or interest under Section 409A. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Section 3. Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

A.  “Aggregate Separation Payment”: means an amount equal to fifty percent (50%) of Employee’s annualized rate of Base Salary.

B.  “Base Salary”: means the highest base salary paid to Employee by the Company as annual salary within twenty four (24) months prior to the Effective Date of the Change in Control.

C.  “Cause”: means any of the following: (i) the conviction of Employee of, or the entering of a plea of nolo contendere by Employee with respect to, a felony or a crime involving fraud, dishonesty or moral turpitude which is materially injurious to the Company, monetarily or otherwise; (ii) any serious misconduct in the course of employment or material violation of the Company’s Code of Conduct or Employee Manual; (iii) habitual neglect of Employee’s duties (other than on account of “disability” as defined below) which materially adversely affects the performance of Employee’s duties and continues for thirty (30) days following Employee’s receipt of written notice from the Company, which specifically identifies the nature of the habitual neglect and the duties that are materially adversely affected and states that, if not cured, such habitual neglect constitutes grounds for the termination of employment; except that Cause shall not mean: (1) bad judgment or negligence unless it materially adversely affects the performance of Employee’s duties and continues for thirty (30) days following Employee’s receipt of the notice described in Section 3(D)(iii); (2) any act or omission believed by Employee in good faith to have been in or not opposed to the interest of the Company (without intent to gain, directly or indirectly, a profit to which Employee was not legally entitled); (3) any act or omission with respect to which a determination could properly have been made by the Company that Employee met the applicable standard of conduct for indemnification or reimbursement under such employer’s by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or (4) any act or omission with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any officer of the Company, not a party to the act or omission, knew of such act or omission. “Cause” for purposes of this Agreement shall also mean Employee’s death or “disability,” which is defined as any medically determinable physical or mental impairment that has lasted for a period of either (x) one hundred eighty (180) consecutive days, or (y) two hundred seventy (270) days (whether or not consecutive) during any period of eighteen (18) consecutive months, and that renders Employee unable to perform the essential functions of his or her job even with reasonable accommodation (in the Board’s commercially reasonable determination).

D. “Change in Control”: means the occurrence of any of the following events:

1.  the closing of a sale or conveyance of all or substantially all of the assets or business of the Company, directly or indirectly, whether through the sale of stock of, or other equity interests in, Subsidiaries, sale of assets, merger, consolidation, other business combination, or any combination thereof; or

2. the closing of a sale or conveyance of assets of the Company (directly or indirectly, whether through the sale of stock of, or other equity interests in, Subsidiaries, sale of assets, merger, consolidation, other business combination or any combination thereof) representing fifty percent (50%) of more of (x) the total book value of the consolidated total assets of the Company, exclusive of cash and marketable securities as of the last month-end prior to the execution of the written contract providing for the Change in Control (the "Contract"), or (y) to which fifty percent (50%) or more of the consolidated total revenues of the Company from operations during the twelve (12)-month period ending on the last month-end prior to the execution of the Contract are attributable; or

3. any merger, liquidation, business combination or consolidation transaction in which shares of the Company's common stock are converted into the right to receive cash and/or securities of an acquiring person or any other entity or issuer; or

4. the effective time of any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding Voting Securities entitled to vote generally in the election of directors of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction; or

5. any other transaction or series of related transactions having an economic effect substantially equivalent to any of the foregoing; provided, however, that any transaction entered into solely among the Company and other Affiliates of Holcombe Green, Jr. shall not be deemed a Change in Control hereunder. For purposes of this definition, the term "Affiliate" shall mean any person or entity, directly or indirectly, controlling, controlled by, or under common control with, Holcombe Green, Jr.; provided, however, that, for purposes of this Agreement, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not be considered a Change in Control.

Notwithstanding the foregoing, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of any Company. To the extent required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

E. “Code”: means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

F. “Conflicting Activity”: means the following: serving as an officer, director, employee, consultant, advisor, agent or representative of, or investing in, any person or entity engaged in any primary line of business engaged in by the Company during the one-year period prior to Employee’s termination of employment; provided, that the foregoing shall not include a passive investment in not more than two percent (2%) of the publicly traded equity of any exchange-listed company.

G.  “Effective Date”: means the first date on which a Change in Control occurs during the term of this Agreement. Despite anything in this Agreement to the contrary, if the Company terminates Employee’s employment within sixty (60) days prior to the date of a Change in Control, and if Employee reasonably demonstrates that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (b) otherwise arose in anticipation of the Change in Control, then “Effective Date” shall mean the date immediately before the date of such termination of employment.

H. “Subsidiary” or “Subsidiaries”: means any corporation as defined in Section 424(f) of the Code with the Parent being treated as the employer corporation for purposes of this definition, and any partnership or limited liability company in which Parent or any Subsidiary has a direct or indirect interest (whether in the form of voting power or participation in profits or capital contribution) of fifty percent (50%) or more. The determination of Subsidiary status shall be made, in the case of a Change in Control, at the time of the occurrence of the event constituting a Change in Control; and in the case of an event relating to employment status or benefits, at the time such event occurs.

I. “Voting Securities”: means securities of a corporation that are entitled to vote generally in the election of directors of such corporation.

Section 4. Notice and Arbitration

A. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices mailed to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

B. Arbitration and Dispute Resolution.

1. In the event disputes arise between them (other than claims that Employee may have for workers’ compensation or unemployment insurance benefits, or claims based on any state or federal law that have been determined by the controlling judicial authority of appropriate jurisdiction not to be arbitrable pursuant to pre-dispute arbitration agreements such as this arbitration provision), both parties will be bound by this arbitration clause which provides for final and binding arbitration for disputes arising out of or relating to Employee’s employment with the Company, the termination of Employee’s employment, and/or any agreements previously or hereafter entered into between Employee and the Company. The parties shall arbitrate such disputes under the most recently issued National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All disputes shall be resolved by a single arbitrator agreed to by the Company and Employee.

2. Once the arbitration has commenced, both the Company and Employee shall have the right to conduct normal civil discovery, the extent and quantity of such shall be subject to the discretion of the selected arbitrator. The arbitrator shall have the exclusive authority to resolve any issues relating to the arbitrability of the dispute or the validity or interpretation of this arbitration provision, to rule on motions to dismiss and/or motions for summary judgment, and shall be empowered to award either party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Costs shall be allocated such that Employee will not incur any costs other than that which would be incurred to file a civil action in any court with proper jurisdiction over the dispute.

3. BOTH THE COMPANY AND EMPLOYEE EXPRESSLY WAIVE ANY RIGHT THAT THEY HAVE OR MAY HAVE TO A CIVIL JURY TRIAL. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE ANY SUCH DISPUTE. BOTH PARTIES AGREE THAT NO ACTION MAY BE BROUGHT IN COURT EXCEPT ACTIONS TO COMPEL ARBITRATION, TO OBTAIN THE DISMISSAL OF ACTIONS FILED IN COURT IN CONTRAVENTION OF THIS ARBITRATION CLAUSE, OR TO SEEK PROVISIONAL RELIEF AS MAY BE ALLOWED BY STATE OR FEDERAL LAW.

4. Although all claims arising between the parties are subject to arbitration, unless otherwise prohibited by applicable law, each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Agreement, including any claims relevant to the application for provisional relief, and shall not be obligated to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional injunctive and/or equitable relief, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy.

Section 5. Miscellaneous Provisions.

A. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

B. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

C. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by the Chief Executive Officer or the Vice President of Human Resources and Administration of Parent. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

D. Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and/or concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

E. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without reference to conflict of law provisions.

F. Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision; provided, that the Company and Employee acknowledge and agree that the provisions of Section 2(C)(2)(D) were a material inducement to the Company to offer the payments and benefits under this Agreement, will continue to be fundamental to the Company's willingness to perform its obligations under this Agreement, and if the provisions of Section 2(C)(2)(D) are at any time determined to be invalid or unenforceable in any arbitration pursuant to the terms of this Agreement (or by a court of competent jurisdiction), the Company and Employee agree that this entire Agreement, including all terms and provisions of this Agreement (other than this proviso) shall be invalid and unenforceable, and this Agreement shall be rendered void and of no further force and effect.

G. Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

H. No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 5(H) shall be void.

I. Employment Taxes. Unless otherwise expressly noted, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

J. Assignment by the Company. Parent may assign its rights under this Agreement to an affiliate (including a Subsidiary) without Employee’s consent.

K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

FUSION CONNECT, INC.	(Employee Name)
By: Name: Title:

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

I, [insert name of employee], hereby make on behalf of myself, my heirs, executors, administrators, successors, and assigns, the following agreements and acknowledgements pursuant to this General Release of All Claims (“General Release”) in consideration of: (1) the Severance Amount as defined in the Change in Control Agreement dated ____________________, 20[ ], by and between [insert name of employee] and Fusion Connect, Inc., a Delaware corporation (the “Change in Control Agreement”), and (2) the healthcare benefits as set forth in COBRA Continuation Coverage section of the Change in Control Agreement.

I.
Release and Waiver of All Claims

A. I hereby agree that I fully and forever discharge, waive and release any and all claims and causes of action of any kind that I may have had or now have against: Fusion Connect, Inc. and each of its Subsidiaries (“Entities”) any and all affiliates, predecessors, successors and assigns of the Entities (“Covered Entities”); and any and all owners, shareholders, members, officers, directors, agents, attorneys, employees, representatives and employee benefit plans of the Entities and Covered Entities (“Covered Persons”) (the Entities, Covered Entities and Covered Persons being hereinafter collectively referred to as the “Company”) arising out of or relating in any way to my employment with the Company and the termination thereof, including but not limited to: (1) claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, infliction of emotional distress, negligence, fraud and invasion of privacy; (2) claims of harassment, retaliation and discrimination; (3) claims under Title VII of the 1964 Civil Rights Act, as amended, the Equal Pay Act of 1963, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended, Workers Adjustment and Retraining Notification Act 9 [include only for employees over the age of 40 – the federal Age Discrimination in Employment Act, as amended (the “ADEA”)] and any other federal laws and regulations relating to employment; (4) if I am or was employed by the Company in California, any laws and regulations of California and its local governments relating to employment including but not limited to the California Fair Employment and Housing Act, the California Labor Code including Section 1197.5 thereof, and the California Family Rights Act; and (5) if I am or was employed by the Company in a state other than California, any analogous laws and regulations of that state and the local governments of each such state; and excluding any claims that cannot be waived or released as a matter of law, including those relating to unemployment or workers’ compensation insurance benefits. Nothing in this General Release waives or releases any claims that cannot be released by private agreement between the parties.

B. If I am a California employee, I hereby agree that I fully and forever waive any and all rights and benefits conferred upon me by: (i) the provisions of Section 1542 of the Civil Code of the State of California, which states as follows: “[a] general release does not extend to claims which the creditor [i.e., employee] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [i.e., the Company]”. If I am not a California employee, I hereby waive any analogous law of any state other than California that may apply to the General Release, including the state in which I am or was employed by the Company.

I agree and understand that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers of this General Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

II.
Confidential Information & Company Employees

I hereby agree and understand that:

A. I am required to return to the Company immediately upon my termination of employment all Company Information, including but not limited to notebooks, customer lists, notes, manuals, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, or other data or memorialization’s of any kind, as well as any Company property or equipment, that I have in my possession or under my control. I further agree and understand that I am not entitled or authorized to keep any portions, summaries or copies of Company Information, and that I am under a continuing obligation to keep all Company Information confidential and not to disclose it to any third party in the future. I understand that the term “Company Information” includes, but is not limited to, the following:

●
Trade secret, information, matter or thing of a confidential, private or secret nature, connected with the actual or anticipated products, research, development or business of the Company, its partners or its customers, including information received from third parties under confidential conditions; and

●
Other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

B. I am prohibited for a period of one (1) year after the termination of my employment, from soliciting for employment, whether as an employee, independent contractor, or agent, any Company employee, either on behalf of myself or a third party; and for that same time period I am prohibited from encouraging or otherwise enticing any Company employee to terminate his or her employment with the Company, unless such restrictions are prohibited under applicable law. Nothing in this General Release shall be construed: (i) to restrain me from seeking to engage in any profession, trade or business; (ii) to restrain any business which I may be employed by or otherwise affiliate with from hiring or seeking to hire a Company employee without my solicitation, encouragement or enticement; or (iii) to diminish or waive any rights that Company may have in protecting its confidential information, ensuring employee loyalty and an undisrupted workplace and otherwise preventing unfair competition.

C. The promises and agreements of this Section II. are a material inducement to the Company to provide me with the payments and benefits under the General Release and that, for the breach thereof, the Company will be entitled to pursue its legal and equitable remedies against me, including, without limitation, the right to immediately cease payments made pursuant to the General Release and/or seek injunctive relief; provided, however, this General Release will remain in full force and effect.

III. No Admission

I agree and understand that neither the fact nor any aspect of this General Release is intended, should be deemed, or should be construed at any time to be any admission of liability or wrongdoing by either myself or the Company.

IV. Severability

I agree and understand that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, of this General Release and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

V. Time to Consider and Sign General Release

[For employees under 40 -- I understand that I may have five (5) days after receipt of this General Release within which I may review and consider, discuss with an attorney of my own choosing and at my own expense, and decide whether or not to sign this General Release. I understand that, if I do not sign the General Release within this five-day period, this General Release will not become effective and no payments and benefits under the General Release will be provided to me. I understand that this General Release becomes effective immediately upon signing it.

[For employees 40 and over -- I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Change in Control Agreement for the waiver and release of any ADEA claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this General Release; (b) I should consult with an attorney prior to signing this General Release (although I may choose voluntarily not do so); (c) I have twenty one (21) days to consider this General Release (although I may choose voluntarily to sign this General Release earlier); (d) I have seven (7) days following the date I sign this General Release to revoke it by providing written notice to the Vice President of Human Resources and Administration of the Company; and (e) this General Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release.]

VI.
Miscellaneous Acknowledgements and Agreements

A. I hereby acknowledge that I understand that, but for my signing of this General Release, I would not be entitled to nor would I be provided with any of the payments and benefits under the General Release. I understand that no payments and benefits will be provided to me until this General Release becomes effective. I understand further that, even if I did not sign this General Release, I would still be entitled to:

1. all wages, including final pay, commissions (if applicable) and any paid time off or vacation, less applicable deductions, earned by me through my termination date; and

2. the opportunity, if I am eligible, to elect, at my sole expense, to continue to participate in (and, if applicable, my dependents are eligible to elect to continue their participation in) the group health insurance plans provided by the Company pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

A. I hereby acknowledge that any agreement that I signed in connection with my employment with the Company regarding employee inventions, authorship, proprietary and confidential information, and non-solicitation shall remain in full force and effect following the termination of my employment.

B. I hereby acknowledge that I have no known workplace injuries or occupational diseases, that I have been provided and/or have not been denied any leave requested under the Family and Medical Leave, California Family Rights Act (if I am a California employee only) or any similar law of any state other than California and that I have not been retaliated against for exercising any rights that I may have under those laws.

C. I hereby acknowledge that I have received all wages earned by me and owed to me by the Company through my last day of employment with the Company, including, but not limited to all earned bonuses, commissions, overtime, expenses or other earnings or payments owed, less appropriate withholdings.

D. I hereby acknowledge that I performed no work for and provided no services to the Company after the completion of my work day on the last day of employment with the Company.

E. I agree to keep the fact of all the terms of this General Release strictly confidential, except that I may disclose its contents to my spouse, attorney, accountant, or as compelled by force of law. I understand that this confidentiality provision does not prevent me from telling anyone that my employment with the Company was terminated.

EMPLOYEE'S ACCEPTANCE OF GENERAL RELEASE

BEFORE SIGNING MY NAME TO THIS GENERAL RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

The period of time to consider and sign this General Release starts on Date.

Date signed: _____________________________

___________________________________
Employee’s Signature

___________________________________
Employee’s Name (Printed)